Exhibit 99.1

Air Products and Chemicals, Inc.

7201 Hamilton Boulevard

Allentown, PA 18195-1501

www.airproducts.com

Air Products Reports Quarterly EPS of $1.66*

•	Quarterly non-GAAP earnings per share (EPS) of $1.66* up 13* percent versus prior year

•	Quarterly adjusted EBITDA up 10* percent versus prior year

•	Announced major company restructuring in September 2014

•	Fiscal 2014 non-GAAP EPS of $5.78* up five* percent versus prior year

•	Quarterly GAAP EPS of $0.47 versus prior year of $0.70 and fiscal 2014 GAAP EPS of $4.59 versus prior year of $4.73

•	Fiscal 2015 EPS guidance of $6.30*–$6.55* up 9*–13* percent versus fiscal 2014

LEHIGH VALLEY, Pa. (October 30, 2014) – Air Products (NYSE:APD) today reported net income of $358 million* and diluted earnings per share (EPS) of $1.66* on a non-GAAP continuing operations basis for its fiscal fourth quarter ended September 30, 2014.

On a GAAP basis, net income and diluted EPS from continuing operations were $103 million and $0.47, respectively, for the quarter.

*	The results and guidance in this release, unless otherwise indicated, are based on non-GAAP continuing operations. These results exclude an after-tax charge of $256 million, or $1.19 per share, primarily due to impairment of our Latin American reporting unit, driven by Indura. A reconciliation of GAAP to non-GAAP results can be found at the end of this release.

Fourth quarter revenues of $2,677 million increased three percent versus prior year. Excluding the impact from our exit of the Polyurethane Intermediates (PUI) business, underlying sales were up four percent on one percent stronger pricing and three percent higher volumes, primarily in Merchant Gases, and Electronics and Performance Materials. Sequential sales increased two percent, driven by three percent higher volumes.

Operating income of $472 million increased 12 percent versus prior year, and 14 percent sequentially, largely on cost actions across the company, higher volumes, and stronger pricing. Operating margin of 17.6 percent improved 130 basis points versus prior year and 190 basis points sequentially. Adjusted EBITDA for the fourth quarter was $767 million, up 10 percent versus prior year and sequentially.

For fiscal 2014, sales of $10.4 billion increased three percent versus prior year, largely on higher volumes in Merchant Gases, and Electronics and Performance Materials. Operating income of $1.7 billion increased six percent on higher volumes, and operating margin of nearly 16 percent improved 50 basis points. Adjusted EBITDA of $2.8 billion improved five percent.

Commenting on the quarter, Seifi Ghasemi, chairman, president and chief executive officer, said, “Thanks to the outstanding efforts of our employees, we controlled costs in the fourth quarter. As a result, EPS improved by 13 percent over the same quarter last year and 14 percent sequentially. In September, we announced a major restructuring of our company and presented a road map for our journey to become the safest and most profitable industrial gases company in the world. We are making progress towards that goal.”

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Fourth Quarter Results by Business Segment:

•

Merchant Gases sales of $1,086 million increased three percent versus prior year on two percent higher volumes and two percent stronger pricing. Volumes grew in all major regions, while pricing was positive in US/Canada, Europe, and Latin America. Operating income of $186 million increased five percent versus prior year on improved costs and the higher volumes. Operating margin of 17 percent represents the highest level in over two years.

•

Tonnage Gases sales of $806 million decreased four percent versus prior year, primarily due to exiting the PUI business. Excluding the impact of the PUI exit, volumes were down one percent on lower Europe sales, while operating income of $138 million was up 10 percent primarily on lower costs. Sequential operating income increased 17 percent due mainly to lower maintenance costs.

•

Electronics and Performance Materials sales of $660 million were up 14 percent versus prior year on 13 percent higher volumes. Electronics sales were up 16 percent, with particular strength in both Advanced and Process Materials, and Delivery Systems. Performance Materials sales grew 11 percent, with all product lines showing positive growth in all regions. Operating income of $128 million increased 33 percent, and operating margin of over 19 percent improved 280 basis points, largely on volume growth and strong cost performance.

•

Equipment and Energy sales of $125 million were up six percent, operating income of $27 million was up 34 percent, and the sales backlog of $520 million increased 29 percent versus prior year, driven by higher LNG activities. The company announced during the quarter that it will supply liquefaction process technology and equipment for Freeport’s LNG export terminal in Texas.

Outlook

The capital expenditure forecast for the fiscal year 2015 is between $1.7 billion and $1.9 billion.

Looking ahead, Ghasemi said, “The outlook for the global economy is unclear, and as a result, we will focus on implementing our plan to restructure the company, reduce costs, and improve cash flow. At this time, we expect first quarter EPS from continuing operations to be between $1.45 and $1.50 per share, and guidance for continuing operations for fiscal 2015 of $6.30 to $6.55 per share.”

Access the Q4 earnings teleconference scheduled for 10:00 a.m. Eastern Time on October 30 by calling 719-785-1748 and entering pass code 2580591, or access Event Details page on Air Products’ Investor Relations web site.

About Air Products

Air Products (NYSE:APD) is a leading industrial gases company. For nearly 75 years, the company has provided atmospheric, process and specialty gases, and related equipment to manufacturing markets including metals, food and beverage, refining and petrochemical, and natural gas liquefaction. Air Products’ materials technologies segment serves the semiconductor, polyurethanes, cleaning and coatings, and adhesives industries. Over 20,000 employees in 50 countries are working to make Air Products the world’s safest and best performing industrial gases company, providing sustainable offerings and excellent service to all customers. In fiscal 2014, Air Products had sales of $10.4 billion and was ranked number 273 on the Fortune 500 annual list of public companies. For more information, visit www.airproducts.com.

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NOTE: This release contains “forward-looking statements” within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements about earnings guidance and business outlook. These forward-looking statements are based on management’s reasonable expectations and assumptions as of the date of this release. Actual performance and financial results may differ materially from projections and estimates expressed in the forward-looking statements because of many factors not anticipated by management, including, without limitation, weakening or reversal of global or regional economic recovery; future financial and operating performance of major customers; unanticipated contract terminations or customer cancellations or postponement of projects and sales; the impact of competitive products and pricing; unexpected changes in raw material supply and markets; the impact of price fluctuations in natural gas; unanticipated asset impairments or losses; the ability to recover increased energy and raw material costs from customers; costs and outcomes of litigation or regulatory investigations; the impact of management and organizational changes, including pension settlement and other associated costs; the success of productivity programs; the timing, impact, and other uncertainties of future acquisitions or divestitures; significant fluctuations in interest rates and foreign currencies from that currently anticipated; political risks, including the risks of unanticipated government actions that may result in project delays, cancellations or expropriations; the impact of changes in environmental, tax or other legislation and regulatory activities in jurisdictions in which the Company and its affiliates operate; the impact on the effective tax rate of changes in the mix of earnings among our U.S. and international operations; and other risk factors described in the Company’s Form 10-K for its fiscal year ended September 30, 2013. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained in this release to reflect any change in the Company’s assumptions, beliefs or expectations or any change in events, conditions, or circumstances upon which any such forward-looking statements are based.

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Media Inquiries:

George Noon, tel: (610) 481-1990; email: noong@airproducts.com.

Investor Inquiries:

Simon Moore, tel: (610) 481-7461; email: mooresr@airproducts.com.

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*	Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

The discussion of fourth quarter and year to date results includes comparisons to non-GAAP financial measures, including Adjusted EBITDA and non-GAAP Capital Expenditures. The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which our management uses internally to evaluate our operating performance and manage our expenditures on a comparable basis.

Definitions of non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Pension settlement losses are excluded from current year non-GAAP performance measures. Pension settlement losses of $7.9 ($5.0 after-tax, or $0.02 per share) and $12.4 ($7.8 after-tax, or $0.04 per share) were included in 2013 non-GAAP operating performance measures for the fourth quarter and year to date results, respectively. Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

CONSOLIDATED RESULTS

	Continuing Operations
	Q4				YTD
	Operating Income	Operating Margin	Income	Diluted EPS	Operating Income	Operating Margin	Income	Diluted EPS
2014 GAAP	$144.1	5.4%	$102.5	$.47	$1,328.2	12.7%	$987.1	$4.59
2013 GAAP	179.2	6.9%	150.2	.70	1,324.4	13.0%	1,004.2	4.73
Change GAAP	$(35.1)	(150bp )	$(47.7)	$(.23)	$3.8	(30bp )	$(17.1)	$(.14)
% Change GAAP	(20)%		(32)%	(33)%	0%		(2)%	(3)%

2014 GAAP	$144.1	5.4%	$102.5	$.47	$1,328.2	12.7%	$987.1	$4.59
Business restructuring and cost reduction plans (tax impact $4.5)	12.7	.4%	8.2	.04	12.7	.1%	8.2	.04
Pension settlement loss (tax impact $1.9)	5.5	.2%	3.6	.02	5.5	.1%	3.6	.02
Goodwill and intangible impairment charge (A)	310.1	11.6%	275.1	1.27	310.1	3.0%	275.1	1.27
Chilean tax rate change	—	—	20.6	.10	—	—	20.6	.10
Tax election benefit	—	—	(51.6)	(.24)	—	—	(51.6)	(.24)
2014 Non-GAAP Measure	$472.4	17.6%	$358.4	$1.66	$1,656.5	15.9%	$1,243.0	$5.78

2013 GAAP	$179.2	6.9%	$150.2	$.70	$1,324.4	13.0%	$1,004.2	$4.73
Business restructuring and cost reduction plans (tax impact $73.7)	231.6	9.0%	157.9	.74	231.6	2.3%	157.9	.74
Advisory costs (tax impact $3.7)	10.1	.4%	6.4	.03	10.1	.1%	6.4	.03
2013 Non-GAAP Measure	$420.9	16.3%	$314.5	$1.47	$1,566.1	15.4%	$1,168.5	$5.50
Change Non-GAAP Measure	$51.5	130bp	$43.9	$.19	$90.4	50bp	$74.5	$.28
% Change Non-GAAP Measure	12%		14%	13%	6%		6%	5%

(A) Noncontrolling interests impact of $33.7 and tax impact of $1.3.

	Q4
2014 Q4 vs. 2014 Q3	Operating Income	Operating Margin	Income	Diluted EPS
2014 Q4 GAAP	$144.1	5.4%	$102.5	$.47
2014 Q3 GAAP	413.8	15.7%	314.0	1.46
Change GAAP	$(269.7)	(1,030bp )	$(211.5)	$(.99)
% Change GAAP	(65)%		(67)%	(68)%
2014 Q4 Non-GAAP Measure	$472.4	17.6%	$358.4	$1.66
2014 Q3 Non-GAAP Measure	$413.8	15.7%	$314.0	$1.46
Change Non-GAAP	$58.6	190bp	$44.4	$.20
% Change Non-GAAP	14%		14%	14%

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Adjusted EBITDA

We define Adjusted EBITDA as income from continuing operations excluding certain disclosed items, which the Company does not believe to be indicative of on-going business trends, before interest expense, income tax provision, and depreciation and amortization expense. We believe adjusted EBITDA provides a useful operational metric for the measurement of our cash flow.

Below is a reconciliation from Income from Continuing Operations to Adjusted EBITDA.

NON-GAAP MEASURE RECONCILATION

ADJUSTED EBITDA

(Unaudited)

2014 (Millions of dollars)	First	Second	Third	Fourth	Total
Income from Continuing Operations	$296.0	$291.5	$323.5	$77.5	$988.5
Add: Interest expense	33.3	31.5	31.3	29.0	125.1
Add: Income tax provision (A)	94.5	92.1	102.1	77.3	366.0
Add: Depreciation and amortization	234.2	229.1	239.0	254.6	956.9
Add: Business restructuring and cost reduction plans (tax impact $4.5)	—	—	—	12.7	12.7
Add: Pension settlement loss (tax impact $1.9)	—	—	—	5.5	5.5
Add: Goodwill and intangible impairment charge (tax impact $1.3)	—	—	—	310.1	310.1
Adjusted EBITDA	$658.0	$644.2	$695.9	$766.7	$2,764.8

(A) Includes items discussed in Note 4.

2013	First	Second	Third	Fourth	Total
Income from Continuing Operations	$285.8	$298.5	$297.8	$160.4	$1,042.5
Add: Interest expense	35.8	35.2	35.4	35.4	141.8
Add: Income tax provision	92.2	95.8	94.1	25.8	307.9
Add: Depreciation and amortization	218.5	226.2	229.7	232.6	907.0
Add: Business restructuring and cost reduction plans (tax impact $73.7)	—	—	—	231.6	231.6
Add: Advisory costs (tax impact $3.7)	—	—	—	10.1	10.1
Adjusted EBITDA	$632.3	$655.7	$657.0	$695.9	$2,640.9

2014 vs. 2013
Adjusted EBITDA change	$25.7	$(11.5)	$38.9	$70.8	$123.9
Adjusted EBITDA % change	4%	(2)%	6%	10%	5%

2014 Q4 vs. 2014 Q3
Adjusted EBITDA change				$70.8
Adjusted EBITDA % change				10%

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Capital Expenditures

We utilize a non-GAAP measure in the computation of capital expenditures and include spending associated with facilities accounted for as capital leases. Certain contracts associated with facilities that are built to provide product to a specific customer are required to be accounted for as leases and such spending is reflected as a use of cash within cash provided by operating activities, if the arrangement qualifies as a capital lease. Additionally, the purchase of noncontrolling interests in a subsidiary is accounted for as an equity transaction and is reflected as a financing activity in the statement of cash flows.

Below is a reconciliation of capital expenditures on a GAAP basis to a non-GAAP measure.

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2014	2013	2014	2013
Capital expenditures – GAAP basis	$417.3	$506.8	$1,682.2	$1,747.8
Capital lease expenditures	45.6	55.8	202.4	234.9
Purchase of noncontrolling interests in a subsidiary	—	1.4	.5	14.0
Capital expenditures – Non-GAAP basis	$462.9	$564.0	$1,885.1	$1,996.7

FY2015 Forecast
Capital expenditures – GAAP basis	$1,650-1,800
Capital lease expenditures	50-100
Capital expenditures – Non-GAAP basis	$1,700-1,900

Outlook

Guidance provided is on a non-GAAP basis which excludes the impact of items that are non-operational in nature.

Diluted EPS
2014 Non-GAAP	$5.78
2015 Non-GAAP Outlook	6.30-6.55
Change Non-GAAP	$.52-.77
% Change Non-GAAP	9%-13%

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED INCOME STATEMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars, except for share data)	2014	2013	2014	2013
Sales	$2,677.0	$2,586.5	$10,439.0	$10,180.4
Cost of sales	1,932.4	1,882.9	7,634.6	7,472.1
Selling and administrative	243.0	260.2	1,059.3	1,066.3
Research and development	40.9	34.6	141.4	133.7
Business restructuring and cost reduction plans	12.7	231.6	12.7	231.6
Pension settlement loss	5.5	7.9	5.5	12.4
Goodwill and intangible impairment charge	310.1	—	310.1	—
Advisory costs	—	10.1	—	10.1
Other income (expense), net	11.7	20.0	52.8	70.2
Operating Income	144.1	179.2	1,328.2	1,324.4
Equity affiliates’ income	39.7	42.4	151.4	167.8
Interest expense	29.0	35.4	125.1	141.8
Income from Continuing Operations before Taxes	154.8	186.2	1,354.5	1,350.4
Income tax provision	77.3	25.8	366.0	307.9
Income from Continuing Operations	77.5	160.4	988.5	1,042.5
Income (Loss) from Discontinued Operations, net of tax	1.5	(13.1)	4.6	(10.0)
Net Income	79.0	147.3	993.1	1,032.5
Less: Net Income (Loss) Attributable to Noncontrolling Interests	(25.0)	10.2	1.4	38.3
Net Income Attributable to Air Products	$104.0	$137.1	$991.7	$994.2

Net Income Attributable to Air Products
Income from continuing operations	$102.5	$150.2	$987.1	$1,004.2
Income (loss) from discontinued operations	1.5	(13.1)	4.6	(10.0)
Net Income Attributable to Air Products	$104.0	$137.1	$991.7	$994.2

Basic Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.48	$.71	$4.64	$4.79
Income (loss) from discontinued operations	.01	(.06)	.02	(.05)
Net Income Attributable to Air Products	$.49	$.65	$4.66	$4.74

Diluted Earnings Per Common Share Attributable to Air Products
Income from continuing operations	$.47	$.70	$4.59	$4.73
Income (loss) from discontinued operations	.01	(.06)	.02	(.05)
Net Income Attributable to Air Products	$.48	$.64	$4.61	$4.68

Weighted Average Common Shares – Basic (in millions)	213.7	211.0	212.7	209.7
Weighted Average Common Shares – Diluted (in millions)	216.2	213.8	215.2	212.3
Dividends Declared Per Common Share – Cash	$.77	$.71	$3.02	$2.77

Other Data from Continuing Operations
Depreciation and amortization	$254.6	$232.6	$956.9	$907.0
Capital expenditures on a Non-GAAP basis (see page 6 for reconciliation)	462.9	564.0	1,885.1	1,996.7

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Millions of dollars)	30 September 2014	30 September 2013
Assets
Current Assets
Cash and cash items	$336.6	$450.4
Trade receivables, net	1,486.0	1,544.3
Inventories	706.0	706.1
Contracts in progress, less progress billings	155.4	182.3
Prepaid expenses	87.8	121.1
Other receivables and current assets	523.0	432.4
Current assets of discontinued operations	—	2.5
Total Current Assets	3,294.8	3,439.1
Investment in net assets of and advances to equity affiliates	1,257.9	1,195.5
Plant and equipment, at cost	20,223.5	19,529.9
Less: accumulated depreciation	10,691.4	10,555.9
Plant and equipment, net	9,532.1	8,974.0
Goodwill, net	1,237.3	1,653.8
Intangible assets, net	615.8	717.3
Noncurrent capital lease receivables	1,414.9	1,476.9
Other noncurrent assets	426.3	393.5
Total Noncurrent Assets	14,484.3	14,411.0
Total Assets	$17,779.1	$17,850.1

Liabilities and Equity
Current Liabilities
Payables and accrued liabilities	$1,591.0	$1,944.9
Accrued income taxes	78.0	63.0
Short-term borrowings	1,228.7	709.9
Current portion of long-term debt	65.3	507.4
Current liabilities of discontinued operations	—	2.4
Total Current Liabilities	2,963.0	3,227.6
Long-term debt	4,824.5	5,056.3
Other noncurrent liabilities	1,187.5	1,164.3
Deferred income taxes	995.5	827.2
Total Noncurrent Liabilities	7,007.5	7,047.8
Total Liabilities	9,970.5	10,275.4

Redeemable Noncontrolling Interest	287.2	375.8

Air Products Shareholders’ Equity	7,365.8	7,042.1
Noncontrolling Interests	155.6	156.8
Total Equity	7,521.4	7,198.9
Total Liabilities and Equity	$17,779.1	$17,850.1

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Twelve Months Ended 30 September
(Millions of dollars)	2014	2013
Operating Activities
Net Income	$993.1	$1,032.5
Less: Net income attributable to noncontrolling interests	1.4	38.3
Net income attributable to Air Products	991.7	994.2
(Income) Loss from discontinued operations	(4.6)	10.0
Income from continuing operations attributable to Air Products	987.1	1,004.2
Adjustments to reconcile income to cash provided by operating activities:
Depreciation and amortization	956.9	907.0
Deferred income taxes	125.5	12.8
Undistributed earnings of unconsolidated affiliates	(76.0)	(59.2)
(Gain) Loss on sale of assets and investments	4.3	(20.0)
Share-based compensation	44.0	43.5
Noncurrent capital lease receivables	20.0	(151.4)
Goodwill and intangible impairment charge	310.1	—
Write-down of long-lived assets associated with restructuring	—	100.4
Other adjustments	61.0	(76.4)
Working capital changes that provided (used) cash, excluding effects of acquisitions and divestitures:
Trade receivables	(2.7)	4.8
Inventories	(23.5)	75.0
Contracts in progress, less progress billings	(5.4)	(16.2)
Other receivables	(33.0)	(77.0)
Payables and accrued liabilities	(234.8)	(130.3)
Other working capital	52.9	(64.1)
Cash Provided by Operating Activities	2,186.4	1,553.1
Investing Activities
Additions to plant and equipment	(1,684.2)	(1,524.2)
Acquisitions, less cash acquired	—	(224.9)
Investment in and advances to unconsolidated affiliates	2.0	1.3
Proceeds from sale of assets and investments	45.6	52.8
Other investing activities	(1.4)	(2.0)
Cash Used for Investing Activities	(1,638.0)	(1,697.0)
Financing Activities
Long-term debt proceeds	461.0	927.2
Payments on long-term debt	(608.6)	(437.5)
Net increase in commercial paper and short-term borrowings	148.7	437.7
Dividends paid to shareholders	(627.7)	(565.6)
Purchase of treasury shares	—	(461.6)
Proceeds from stock option exercises	141.6	226.4
Excess tax benefit from share-based compensation	28.3	37.9
Payment for subsidiary shares from noncontrolling interests	(.5)	(14.0)
Other financing activities	(47.1)	(35.1)
Cash (Used for) Provided by Financing Activities	(504.3)	115.4
Discontinued Operations
Cash provided by operating activities	.7	14.3
Cash provided by (used for) investing activities	9.8	(1.2)
Cash (used for) financing activities	(157.1)	—
Cash (Used for) Provided by Discontinued Operations	(146.6)	13.1
Effect of Exchange Rate Changes on Cash	(11.3)	11.4
Decrease in Cash and Cash Items	(113.8)	(4.0)
Cash and Cash Items – Beginning of Year	450.4	454.4
Cash and Cash Items – End of Period	$336.6	$450.4

Income tax payments, net of refunds, were $160.6 and $325.5 in 2014 and 2013, respectively.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

SUMMARY BY BUSINESS SEGMENTS

(Unaudited)

	Three Months Ended 30 September		Twelve Months Ended 30 September
(Millions of dollars)	2014	2013	2014	2013
Sales to External Customers
Merchant Gases	$1,085.6	$1,053.8	$4,250.7	$4,098.6
Tonnage Gases	805.6	834.9	3,288.9	3,387.3
Electronics and Performance Materials	660.4	579.9	2,449.0	2,243.4
Equipment and Energy	125.4	117.9	450.4	451.1
Segment and Consolidated Totals	$2,677.0	$2,586.5	$10,439.0	$10,180.4

Operating Income
Merchant Gases	$185.5	$176.5	$671.6	$680.5
Tonnage Gases	137.6	134.7	484.9	515.9
Electronics and Performance Materials	127.7	95.7	425.3	321.3
Equipment and Energy	27.4	20.5	88.2	65.5
Segment Total	$478.2	$427.4	$1,670.0	$1,583.2
Business restructuring and cost reduction plans	(12.7)	(231.6)	(12.7)	(231.6)
Pension settlement loss	(5.5)	(7.9)	(5.5)	(12.4)
Goodwill and intangible impairment charge	(310.1)	—	(310.1)	—
Advisory costs	—	(10.1)	—	(10.1)
Other	(5.8)	1.4	(13.5)	(4.7)
Consolidated Total	$144.1	$179.2	$1,328.2	$1,324.4

(Millions of dollars)			30 September 2014	30 September 2013
Identifiable Assets (A)
Merchant Gases			$6,276.3	$6,729.9
Tonnage Gases			5,487.7	5,397.0
Electronics and Performance Materials			2,798.0	2,859.4
Equipment and Energy			1,022.5	675.2
Segment Total			$15,584.5	$15,661.5
Other			936.7	990.6
Discontinued operations			—	2.5
Consolidated Total			$16,521.2	$16,654.6

(A)	Identifiable assets are equal to total assets less investment in net assets of and advances to equity affiliates.

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AIR PRODUCTS AND CHEMICALS, INC. and Subsidiaries

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Millions of dollars, unless otherwise indicated)

1. BUSINESS RESTRUCTURING

On 18 September 2014, we announced plans to restructure the Company, including realignment of our businesses in new reporting segments and organizational changes, effective 1 October 2014. As a result of this initiative, we will incur ongoing severance and other benefit charges. During the fourth quarter of 2014, an expense of $12.7 ($8.2 after-tax, or $.04 per share) was incurred relating to the elimination of approximately 50 positions. Additional charges will be recorded in future periods as the Company commits to specific actions.

2. PENSION SETTLEMENT

Our supplemental pension plan provides for a lump sum benefit payment option at the time of retirement, or for corporate officers six months after the participant’s retirement date. We recognize pension settlement losses when cash payments exceed the sum of service and interest cost components of net periodic pension cost of the plan for the fiscal year. We recorded pension settlement expense of $5.5 ($3.6 after-tax, or $.02 per share) during the fourth quarter of 2014. We expect that settlement losses will also be recognized in 2015.

3. GOODWILL AND INTANGIBLE IMPAIRMENT CHARGE

In July 2012, we acquired a 64.8% controlling interest in the outstanding shares of Indura S.A., a Latin American industrial gases company. In connection with this acquisition, we recorded $626.2 of goodwill, which was incorporated into the Latin American reporting unit of our Merchant Gases segment. During the fourth quarter of 2014, we concluded that the goodwill and indefinite-lived intangible assets (primarily trade names) associated with this reporting unit were impaired. We recorded a non-cash impairment charge of $310.1 ($275.1 attributable to Air Products, after-tax or $1.27 per share), which was driven by lower economic growth and profitability in Indura S.A. and the impact of recent tax reform legislation in Chile.

4. INCOME TAX ITEMS

Fourth quarter and fiscal 2014 results include a net income tax benefit of $31.0 ($.14 per share) in our consolidated income statements. During the fourth quarter, we made a tax election related to a non-US subsidiary that resulted in an income tax benefit of $51.6. This benefit was partially offset by $20.6 of income tax expense resulting from the Chilean government enacting tax reform in September 2014.